Exhibit 99.1

SHUFFLE MASTER, INC. 1106 Palms Airport Dr. Las Vegas, NV 89119 www.shufflemaster.com
News Release
FOR FURTHER INFORMATION CONTACT: Julia Boguslawski Investor Relations/ Corporate Communications ph: (702) 897-7150 fax: (702) 270-5161	David Lopez, Interim CEO Linster W. Fox, CFO ph: (702) 897-7150 fax: (702) 270-5161

Shuffle Master, Inc. Adds Two New Members to its Board of Directors

LAS VEGAS, Nevada, Tuesday, January 11, 2011 - Shuffle Master, Inc. (NASDAQ Global Select Market:  SHFL) announced today the appointment of two members to its Board of Directors.  Eileen Raney and Randy Thoman joined the Shuffle Master Board effective January 11, 2011.

Eileen Raney currently serves as the Chair of Deloitte & Touche’s Retired Partner Advisory Council.  Raney served 19 years at Deloitte & Touche in New York, serving on both the US Board of Directors and the US Executive Committee.  While a Board member at Deloitte & Touche, Raney chaired the firm’s Executive Compensation Committee, co-chaired the Executive Nominating Committee, and served as a member of its Risk Management Committee.  One of Raney’s most recent accomplishments while at Deloitte & Touche was creating an international Research & Development Group which was responsible for the firm’s knowledge management, innovation processes, business intelligence and research, and thought leadership.

Randy Thoman joins the Shuffle Master Board after more than 32 years of experience as an audit partner with Deloitte & Touche serving large, complex public companies in the gaming, manufacturing, pharmaceutical, healthcare, and real estate industries.  Thoman has lead partner experience with SEC filings and reporting issues related to public debt and equity offerings, as well as merger and acquisition activities, and implementing and monitoring compliance with the Sarbanes-Oxley Act.

"We're excited to welcome both Eileen and Randy as strong new additions to the Shuffle Master Board of Directors," said Garry W. Saunders, Chairman of the Board of Directors of Shuffle Master.  “Both Eileen and Randy have unique and relevant experience that will add depth to our Board and valuable oversight to Shuffle Master’s strategic efforts.  Randy is a seasoned professional who brings a wealth of audit advisory and technical accounting skills to our Board, and  Eileen has demonstrated significant cross-functional, cross-industry agility and expertise in risk management.  Adding the caliber and combined counsel of both Eileen and Randy to the Board will help us move forward at this pivotal time in the Company’s history."

“No gaming supplier is better positioned than Shuffle Master to capitalize on the worldwide proliferation of gaming in new and existing markets,” stated Raney. “I am honored to join Shuffle Master’s Board of Directors and look forward to making significant contributions.”

“I am eager to work alongside Shuffle Master’s highly qualified Board of Directors and Executive Team to help steer the Company as it embarks on the next stage of growth,” added Thoman.

About Shuffle Master, Inc.

Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers with improved profitability, productivity and security, as well as popular and cutting-edge gaming entertainment content, through value-add products in four distinct categories: Utility products which include automatic card shuffler, roulette chip sorters and intelligent table system modules, Proprietary Table Games which includes live games, side bets and progressives, Electronic Table Systems which include various e-Table game platforms and Electronic Gaming Machines which include traditional video slot machines for select markets. The Company is included in the S&P Smallcap 600 Index.  Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

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Forward Looking Statements

This release contains forward-looking statements that are based on management’s current beliefs and expectations about future events, as well as on assumptions made by and information available to management. The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements. Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Risk factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: the Company’s intellectual property or products may be infringed, misappropriated, invalid, or unenforceable, or subject to claims of infringement, invalidity or unenforceability, or insufficient to cover competitors' products; the gaming industry is highly regulated and the Company must adhere to various regulations and maintain its licenses to continue its operations; the search for and possible transition to a new chief executive officer could be disruptive to the Company’s business or simply unsuccessful; the Company’s ability to implement its ongoing strategic plan successfully is subject to many factors, some of which are beyond the Company’s control; litigation may subject the Company to significant legal expenses, damages and liability; the Company’s products currently in development may not achieve commercial success; the Company competes in a single industry, and its business would suffer if its products become obsolete or demand for them decreases; any disruption in the Company’s manufacturing processes or significant increases in manufacturing costs could adversely affect its business; the products in each of our segments may experience losses due to technical difficulties or fraudulent activities; the Company operates in a very competitive business environment; the Company is dependent on the success of its customers and is subject to industry fluctuations; risks that impact the Company’s customers may impact the Company; certain market risks may affect the Company’s business, results of operations and prospects; a continued downturn in general worldwide economic conditions or in the gaming industry or a reduction in demand for gaming may adversely affect the Company’s results of operations; the Company’s domestic and global growth and ability to access capital markets are subject to a number of economic risks; economic, political, legal and other risks associated with the Company’s international sales and operations could adversely affect its operating results; changes in gaming regulations or laws; the Company is exposed to foreign currency risk; the Company could face considerable business and financial risk in implementing acquisitions; if the Company’s products contain defects, its reputation could be harmed and its results of operations adversely affected; the Company may be unable to adequately comply with public reporting requirements; the Company’s continued compliance with its financial covenants in its senior secured credit facility is subject to many factors, some of which are beyond the Company’s control; the restrictive covenants in the agreement governing the Company’s senior secured credit facility may limit its ability to finance future operations or capital needs or engage in other business activities that may be in its interest;  and the Company’s business is subject to quarterly fluctuation. Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K.
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